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Exhibit 99.3

EARTHLINK, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of EarthLink, Inc. ("EarthLink"), One Communications Corp. ("One Communications") and ITC^DeltaCom, Inc. ("ITC^DeltaCom") after giving effect to the following:

  •
  EarthLink's acquisition of One Communications on April 1, 2011;

  •
  EarthLink's acquisition of ITC^DeltaCom on December 8, 2010;

  •
  the issuance of $400.0 million aggregate principal amount of notes offered by this offering memorandum;

  •
  the use of approximately $255.8 million of the net proceeds to redeem EarthLink's 3.25% convertible senior notes; and

  •
  the application of the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

        The unaudited pro forma condensed combined balance sheet as of March 31, 2011 is presented as if the acquisition of One Communications, the issuance of the notes offered hereby and the use of approximately $255.8 million of the net proceeds of this offering to redeem EarthLink's 3.25% convertible senior notes had occurred on March 31, 2011. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2011 and for the fiscal year ended December 31, 2010 are presented as if the acquisition of One Communications, the issuance of the notes offered hereby and the use of approximately $255.8 million of the net proceeds of this offering to redeem our 3.25% convertible senior notes had occurred on January 1, 2010. The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2010 are also presented as if the acquisition of ITC^DeltaCom had occurred on January 1, 2010.

        The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the transactions, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of EarthLink, One Communications and ITC^DeltaCom included elsewhere in this document.

        The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of what the combined company's results of operations or financial position that would have reported had the acquisition been completed as of the dates presented, and should not be taken as a representation of the combined company's future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that may be achieved with respect to the combined companies or the costs necessary to achieve these cost savings and operating synergies.

        The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting. The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as EarthLink finalizes the valuations of the net tangible and intangible assets acquired in connection with the acquisition.

EARTHLINK, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2011

			Pro Forma Adjustments
	Historical EarthLink	Historical One Comm	Purchase Accounting		Offering		Pro Forma Combined
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$551,629	$11,158	$(336,464	) (a)	$133,709	(t)	$360,032
Restricted cash	1,812	—	—		—		1,812
Accounts receivable, net of allowance	59,993	56,240	(1,403	) (b)	—		114,830
Prepaid expenses	12,771	20,086	(13,524	) (c)	—		19,333
Deferred income taxes, net	53,374	—	—		—		53,374
Other current assets	14,025	312	—		—		14,337

Total current assets	693,604	87,796	(351,391)		133,709		563,718
Property and equipment, net	243,935	168,445	(17,640	) (d)	—		394,740
Deferred income taxes, net	165,761	—	(54,911	) (e)	—		110,850
Purchased intangible assets, net	146,388	21,824	127,676	(f)	—		295,888
Goodwill	280,275	94,410	62,356	(g)	—		437,041
Other long-term assets	1,130	16,543	(389	) (c)	9,803	(u)	34,630
			14,500	(h)
			(6,957	) (i)

Total assets	$1,531,093	$389,018	$(226,756)		$143,512		$1,836,867

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$20,659	24,855	—		—		$45,514
Accrued payroll and related expenses	15,402	—	—		—		15,402
Other accrued liabilities	83,551	88,633	(33,348	) (i)(j)	—		138,836
Deferred revenue	43,779	18,630	(3,121	) (k)	—		59,288
Deferred income taxes, net	—	—			—		—
Current portion of long-term debt	247,230	23,770	(22,780	) (i)	(246,642	) (v)	1,578

Total current liabilities	410,621	155,888	(59,249)		(246,642)		260,618
Long-term debt	350,970	263,632	(246,945	) (i)	400,000	(v)	767,657
Other long-term liabilities	16,963	22,405	(6,810	) (k)	—		42,301
			(7,657	) (l)
			17,400	(h)

Total liabilities	778,554	441,925	(303,261)		153,358		1,070,576
Stockholders' equity:
Common stock	1,926	759	(759	) (m)	—		1,956
			30	(n)	—
Additional paid-in capital	2,056,984	521,694	(521,694	) (m)	—		2,080,552
			23,568	(n)	—
Accumulated deficit	(631,872)	(575,360)	575,360	(m)	(9,846	) (u)	(641,718)
Treasury stock, at cost	(674,499)	—	—		—		(674,499)

Total stockholders' equity (deficit)	752,539	(52,907)	76,505		(9,846)		766,291

Total liabilities and stockholders' equity	$1,531,093	$389,018	$(226,756)		$143,512		$1,836,867

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

EARTHLINK, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2011

			Pro Forma Adjustments
	Historical EarthLink	Historical One Comm	Purchase Accounting		Offering		Pro Forma Combined
	(in thousands)
Revenues	$243,018	$132,776	$—		$—		$375,794
Operating costs and expenses:
Cost of revenues	103,723	68,457	—		—		172,180
Selling, general and administrative	73,164	44,771	—		—		117,935
Depreciation and amortization	21,676	18,648	2,667	(o)	—		42,991
Restructuring and acquisition-related costs	4,505	—	(3,495	) (p)	—		1,010

Total operating costs and expenses	203,068	131,876	(828)		—		334,116

Income from operations	39,950	900	828		—		41,678
Equity in earnings of investments	—	22	—		—		22
Interest expense and other, net	(12,960)	(11,721)	11,300	(q)	(3,006	) (w)	(16,387)

Income (loss) before income taxes	26,990	(10,799)	12,128		(3,006)		25,313
Income tax (provision) benefit	(10,627)	607	(323	) (r)	1,172	(x)	(9,171)

Net income (loss)	$16,363	$(10,192)	$11,805		$(1,834)		$16,142

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

EARTHLINK, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010

				Pro Forma Adjustments
	Historical EarthLink	Historical DeltaCom (1)	Historical One Comm	Purchase Accounting		Offering		Pro Forma Combined
	(in thousands)
Revenues	$622,212	$414,846	$562,404	$—		$—		$1,599,462
Operating costs and expenses:
Cost of revenues	234,633	185,273	291,988	—		—		711,894
Selling, general and administrative	178,417	150,838	199,098	—		—		528,353
Depreciation and amortization	23,390	52,339	99,875	8,149	(s)	—		183,753
Impairment of goodwill and intangible assets	1,711	—	139,568	—		—		141,279
Restructuring and acquisition-related costs	22,368	7,987	—	(28,940	) (p)	—		1,415

Total operating costs and expenses	460,519	396,437	730,529	(20,791)		—		1,566,694

Income (loss) from operations	161,693	18,409	(168,125)	20,791		—		32,768
Gain on investments, net	572	—	27,778	—		—		28,350
Equity in earnings of investments	—	—	2,342	—		—		2,342
Interest expense and other, net	(23,981)	(37,066)	(54,806)	40,900	(q)	(11,334	) (y)	(86,287)

Income (loss) from continuing operations before income taxes	138,284	(18,657)	(192,811)	61,691		(11,334)		(22,827)
Income tax (benefit) provision	(56,804)	604	466	(8,108	) (r)	4,420	(x)	(59,422)

Income (loss) from continuing operations	81,480	(18,053)	(192,345)	53,583		(6,914)		(82,249)
Income from discontinued operations, net of tax	—	—	4,803	—		—		4,803

Net income (loss)	$81,480	$(18,053)	$(187,542)	$53,583		$(6,914)		$(77,446)

(1)
Historical DeltaCom includes the results of operations of ITC^DeltaCom for the period from January 1, 2010 through December 7, 2010 (predecessor period) prior to EarthLink's acquisition of ITC^DeltaCom on December 8, 2010.

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

1.     Basis of Presentation

        The unaudited pro forma condensed combined financial statements are based on the historical financial statements of EarthLink, Inc. ("EarthLink"), One Communications Corp. ("One Communications") and ITC^DeltaCom, Inc. ("ITC^DeltaCom") after giving effect to: (1) EarthLink's acquisition of One Communications on April 1, 2011; (2) EarthLink's acquisition of ITC^DeltaCom on December 8, 2010; (3) the issuance of $400.0 million aggregate principal amount of notes offered by the offering memorandum; (4) the use of approximately $255.8 million of the net proceeds of this offering to redeem our 3.25% convertible senior notes; and (5) application of the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

        The unaudited pro forma condensed combined balance sheet as of March 31, 2011 is presented as if the acquisition of One Communications, the issuance of notes and the use of approximately $255.8 million of the net proceeds of this offering to redeem EarthLink's 3.25% convertible senior notes had occurred on March 31, 2011. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2011 and for the fiscal year ended December 31, 2010 are presented as if the acquisition of One Communications, the issuance of notes and the use of approximately $255.8 million of the net proceeds of this offering to redeem our 3.25% convertible senior notes had occurred on January 1, 2010. The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2010 are also presented as if the acquisition of ITC^DeltaCom had occurred on January 1, 2010.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of EarthLink, One Communications and ITC^DeltaCom included elsewhere in this offering memorandum.

        The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of what the combined company's results of operations or financial position that would have reported had the acquisition been completed as of the dates presented, and should not be taken as a representation of the combined company's future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that may be achieved with respect to the combined companies or the costs necessary to achieve these cost savings and operating efficiencies.

        The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting. As such, identifiable assets acquired and liabilities assumed are recognized at fair value as of the acquisition date. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net amounts of the identifiable assets acquired and the liabilities assumed.

        EarthLink has made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as EarthLink finalizes the valuations of the intangible assets and net tangible assets and resulting goodwill. In particular, the final valuations of identifiable intangible and net tangible assets may change significantly from EarthLink's preliminary estimates. These changes could result in material variances between EarthLink's future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

2.     Description of Transactions

One Communications

        On April 1, 2011, EarthLink completed its acquisition of One Communications, a privately-held, multi-regional integrated telecommunications solutions provider in the United States. EarthLink acquired 100% of One Communications in a merger transaction with One Communications surviving as an indirect wholly-owned subsidiary of EarthLink. One Communications stockholders had the right to elect to receive the net merger consideration in the form of cash or EarthLink common stock.

        Pursuant to the terms of the merger agreement, the aggregate merger consideration for One Communications was $370.0 million, which included repayment of net indebtedness of approximately $282.1 million and $40.6 million of other liabilities and certain working capital and other adjustments as provided in the merger agreement. In addition, $21.0 million was deposited in an escrow account to secure potential post-closing adjustments to the aggregate consideration relating to working capital and other similar adjustments, indemnification obligations and post-closing One Communications employment-related obligations.

        The resulting preliminary fair value of consideration transferred was $47.4 million, which consisted of $23.8 million in cash paid to acquire the outstanding common stock of One Communications and $23.6 million for the issuance of 3.0 million shares of EarthLink common stock. The assets acquired and liabilities assumed of One Communications will be recognized at their acquisition date fair values. The allocation of the consideration transferred to the assets acquired and liabilities assumed of One Communications (and the related estimated lives of depreciable tangible and identifiable intangible assets) will require a significant amount of judgment.

        The following is a preliminary allocation of the consideration transferred based on currently available information. Such final identification of all the intangible assets acquired and the purchase price allocation may be significantly different than that reflected below (dollars in thousands).

Acquired Assets:
Cash and cash equivalents	$11,158
Property and equipment	150,805
Goodwill	156,573
Intangible assets	149,500
Other assets	86,537

Total assets	554,573

Assumed Liabilities:
Debt	(266,275)
Deferred revenue	(19,145)
Deferred tax liability, net	(54,911)
Other liabilities	(166,815)

Total liabilities	(507,146)

Total consideration	$47,427

        The following table summarizes the preliminary components of intangible assets acquired in connection with the One Communications acquisition (in thousands):

	Fair Value	Useful Life
Customer relationships	$133,600	5 Years
Developed technology	12,000	5 Years
Trade name	3,900	3 Years

Total intangible assets	$149,500

        EarthLink has evaluated and continues to evaluate pre-acquisition contingencies relating to One Communications that existed as of the acquisition date. EarthLink continues to gather information for and evaluate substantially all pre-acquisition contingencies that it has assumed from One Communications. If EarthLink makes changes to the amounts recorded or identifies additional pre-acquisition contingencies during the remainder of the measurement period, such amounts recorded will be included in the purchase price allocation during the measurement period and, subsequently, in EarthLink's results of operations.

ITC^DeltaCom

        On December 8, 2010, EarthLink acquired ITC^DeltaCom, a provider of integrated communications services to customers in the southeastern U.S., at a price of $3.00 per share. EarthLink acquired 100% of ITC^DeltaCom in a merger transaction with ITC^DeltaCom surviving as a wholly-owned subsidiary of EarthLink.

        The fair value of consideration transferred was $253.8 million, which consisted of $251.4 million in cash paid to acquire the outstanding common stock of ITC^DeltaCom and $2.3 million for the fair value of restricted stock units assumed and converted. In allocating the consideration transferred based on estimated fair values, EarthLink recorded $170.1 million of goodwill, $131.2 million of identifiable intangible assets, $200.5 million of property and equipment, $351.2 million of long-term debt and $103.2 million of other net assets. EarthLink allocated the consideration transferred to the tangible assets, liabilities and intangible assets acquired based on their estimated fair values. The excess of the consideration transferred over those fair values was recorded as goodwill.

3.     Reclassifications

        Certain reclassifications have been made to conform One Communications' historical amounts to EarthLink's presentation. These reclassifications consisted of the following:

  •
  One Communications due from related parties of $0.3 million as of March 31, 2011 was reclassified as other current assets.

  •
  One Communications long-term deferred revenue of $10.4 million as of March 31, 2011 was reclassified as other long-term liabilities.

  •
  One Communications (gain) loss on disposition of property and equipment of $17,000 and ($639,000) during the three months ended March 31, 2011 and the year ended December 31, 2010, respectively, was reclassified as selling, general and administrative expenses.

  •
  One Communications other operating income of $25,000 and $333,000 during the three months ended March 31, 2011 and the year ended December 31, 2010, respectively, was reclassified as selling, general and administrative expenses.

  •
  One Communications interest expense and interest income totaling $11.7 million and $54.8 million during the three months ended March 31, 2011 and the year ended December 31, 2010, respectively, were reclassified as interest expense and other, net.

4.     Pro Forma Adjustments

        The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

Purchase Accounting Adjustments

(a)
To record the following adjustments to cash and cash equivalents (in thousands):

Cash paid for One Communciations	$23,828
Cash paid to repay debt	275,848
Cash paid for other One Communciations obligations	36,788

Total adjustments to cash and cash equivalents	$336,464

(b)
To record the difference between the preliminary estimated fair value and the historical amount of reserves for the collectability of accounts receivable based on facts and circumstances known at the date of the acquisition.

(c)
To record the difference between the preliminary estimated fair value and the historical amount of certain prepaid assets and other long-term assets of One Communications, primarily related to the write-down of deferred customer costs and the deferred gain from sale of a business.

(d)
To record the difference between the preliminary estimated fair value and the historical amount of One Communications' property and equipment.

(e)
To record preliminary tax adjustments related to the One Communications acquisition (in thousands):

Increase in deferred tax assets, non-current	$35,700
Increase in deferred tax liabilities, noncurrent	(90,611)

Net increase in deferred income tax liabilities	$(54,911)

  The preliminary net increase in deferred income tax liabilities is primarily attributable to acquired deferred tax liabilities associated with certain intangible assets acquired, which were partially offset by EarthLink's ability to utilize certain net operating loss carryforwards from One Communications.

(f)
To record the difference between the preliminary estimated fair value and the historical amount of One Communications' intangible assets (in thousands):

	Historical Amounts, Net	Preliminary Fair Values	Increase
Customer relationships	$21,441	$133,600	$112,159
Developed technology	278	12,000	11,722
Trade name	105	3,900	3,795

Total intangible assets	$21,824	$149,500	$127,676

  Customer relationships represent the fair values of the underlying relationships and agreements with One Communications customers. Developed technology represents the fair values of One Communications business processes and tools, patents and proprietary business methods related to the design and development of One Communications' internally used software and technology. This proprietary know-how can be leveraged to develop new technology and improve EarthLink's existing technologies. Trade name represents the fair values of brand and name recognition associated with One Communications services.

(g)
To eliminate One Communications' historical goodwill and record the preliminary estimated fair value of goodwill for the acquisition (in thousands):

	Historical Amount	Preliminary Estimate	Increase
Goodwill	$94,410	$156,766	$62,356

  Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Goodwill is not amortized, but rather is tested for impairment at least annually. In the event that EarthLink determines that the value of goodwill has become impaired, EarthLink will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

(h)
To record the difference between the preliminary estimated fair value and the historical amount of favorable and unfavorable indefeasible right-to-use agreements.

(i)
To record repayment of One Communications debt, including a $22.8 million decrease to the current portion of debt (including the One Communications' interest rate swap agreement), a $246.9 million decrease to long-term debt and a $6.3 million decrease in other accrued liabilities for accrued interest expense. Also to record the write-off of $7.0 million of One Communications' historical unamortized debt issuance costs included in other long-term assets.

(j)
To record the payment of certain of One Communications' accrued liabilities at the closing of the acquisition. Also to record the difference between the preliminary estimated fair value and the historical amount of One Communications' current liabilities that are determined to be probable and estimable as of the acquisition date.

(k)
To record the difference between the preliminary estimated fair value and the historical amount of certain One Communications current and long-term deferred revenue.

(l)
To record the difference between the preliminary estimated fair value and the historical amount of One Communications' other long-term liabilities that are determined to be probable and estimable as of the acquisition date, primarily related to lease-related liabilities.

(m)
To eliminate One Communications' historical stockholders' equity.

(n)
To record the issuance of 3.0 million shares of EarthLink common stock as follows:

Issuance of 1.7 million shares to One Communciations' stockholders	$13,149
Issuance of 1.3 million shares to the escrow fund	10,449

Total amount of common stock issued	$23,598

(o)
To record an increase in depreciation and amortization expense as follows:

  •
  an increase in amortization expense of $3.6 million based on the estimated fair value of acquired One Communications' identifiable intangible assets over the estimated useful lives;

  •
  a decrease in depreciation expense of $0.9 million based on the estimated fair value of acquired One Communications' property and equipment over the expected useful lives.

(p)
To eliminate acquisition-related costs of $3.5 million for EarthLink for the three months ended March 31, 2011 and $28.9 million ($20.9 million for EarthLink and $8.0 million from ITC^DeltaCom) for the year ended December 31, 2010, as they reflect costs directly related to the merger, but do not have a continuing impact on the combined entity's results of operations.

(q)
To eliminate historical interest expense of One Communications debt that was repaid at closing of the acquisition.

(r)
To record the pro forma tax impact at weighted average estimated income tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had EarthLink, One Communications and ITC^DeltaCom filed consolidated income tax returns during the periods presented.

(s)
To record an increase in depreciation and amortization expense as follows:

  •
  an increase in amortization expense of $19.3 million based on the estimated fair value of acquired ITC^DeltaCom identifiable intangible assets over the estimated useful lives;

  •
  a decrease in depreciation expense of $2.1 million based on the estimated fair value of acquired ITC^DeltaCom property and equipment over the expected useful lives;

  •
  a decrease in amortization expense of $5.4 million based on the estimated fair value of acquired One Communications' identifiable intangible assets over the estimated useful lives; and

  •
  a decrease in depreciation expense of $3.7 million based on the estimated fair value of acquired One Communications' property and equipment over the expected useful lives.

Offering Adjustments

(t)
To record a net increase of $133.7 million in cash and cash equivalents due to the estimated proceeds of $400.0 million from the sale of the notes offered by the offering memorandum, less estimated debt issuance costs of $10.5 million and $255.8 million used to redeem EarthLink's 3.25% convertible senior notes.

(u)
To record a net increase of $9.8 million in other long-term assets due to the estimated debt issuance costs of $10.5 million related to the notes offered by the offering memorandum, less $0.7 million related to the elimination of EarthLink's historical debt issuance costs. Also to record an adjustment to accumulated deficit to write-off of the unamortized debt discount on EarthLink's 3.25% convertible senior notes.

(v)
To record the issuance of the $400.0 million aggregate principal amount notes offered by the offering memorandum and to record the redemption of $255.8 million of EarthLink's 3.25% convertible senior notes.

(w)
To record a net increase to interest expense and other, net, of $3.0 million due to the following:

  •
  an increase of $9.1 million (of which $0.3 million represents amortization of debt issuance costs) related to the interest expense on the assumed issuance of notes offered by the offering memorandum; and

  •
  a decrease of $6.1 million related to the elimination of historical interest expense on EarthLink's 3.25% convertible senior notes assumed redeemed with the proceeds of the offerings

  We used an assumed interest rate with respect to the notes. The actual interest rate for the notes may be considerably different than the assumed interest rate based on market conditions at the time of the offering. A 0.25% increase in the assumed interest rate on the notes would increase annual interest expense by $1 million.

(x)
To record the pro forma tax impact at weighted average estimated income tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had

  EarthLink and One Communications filed consolidated income tax returns during the periods presented.

(y)
To record a net increase to interest expense and other, net, of $11.3 million due to the following:

  •
  an increase of $36.3 million (of which $1.3 million represents amortization of debt issuance costs) related to the interest expense on the assumed issuance of notes offered by the offering memorandum;

  •
  a decrease of $23.5 million related to the elimination of historical interest expense on EarthLink's 3.25% convertible senior notes assumed redeemed with the proceeds of the offerings; and

  •
  a decrease of $1.5 million related to the write-off of accrued interest costs on EarthLink's 3.25% convertible senior notes that will not be incurred.

  We used an assumed interest rate with respect to the notes. The actual interest rate for the notes may be considerably different than the assumed interest rate based on market conditions at the time of the offering. A 0.25% increase in the assumed interest rate on the notes would increase annual interest expense by $1 million.

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  Exhibit 99.3